Exhibit 99.1

First Capital Real Estate Trust Incorporated Executes Master Agreement for Proposed Acquisition of Single-Family Home Development Portfolio in Northern California

New York, NY October 18, 2016 First Capital Real Estate Trust Incorporated (“FCRETI” or “First Capital”) announces the entry into a master agreement with Evergreen Communities, Inc. and La Jolla Pacific Investments LLC (together, “Evergreen”), energy conscious home developers based in Roseville California. The master agreement provides for the acquisition of a mix of fee interest and contract rights for 8 different residential development properties in Northern California (the “Evergreen Properties”). The Evergreen Properties contain a total of 2,026 single family residential lots.

The proposed transaction is subject to, among other things, approval by the Board of Directors of FCRETI and the receipt of consents from holders of ownership interests in the Evergreen Properties, and as such, there can be no assurance that a transaction will be consummated. Closing is currently anticipated to occur during the fourth quarter of 2016..

Suneet Singal, CEO and Chairman of FCRETI commented, “First Capital is thrilled to partner with Evergreen’s home building operation in Northern California. With the pent-up demand and surge pricing of this asset base, we feel this is an accretive investment for our shareholders. This further supports the First Capital value add investment philosophy and makes First Capital a proud supporter of local job creation.”

Michael Stettner, President of Evergreen Commented, “We are excited about our partnership with First Capital and share enthusiasm towards the greater Sacramento housing market. This transaction will allow us access to the necessary capital required to implement our business plan and help mitigate the current finished lot shortage. Sacramento's rising home prices, which are up over 11% from this time last year, coupled with historically low residential lot inventory, low unemployment rate and steady income growth are all strong factors supporting our commitment to develop in this region."

“Northern California, a thriving secondary real estate housing market presents exceptional development opportunity, where First Capital may apply its vertically integrated expertise and optimize the urban landscape. If the proposed transaction is consummated, this housing development portfolio would be the second real property acquisition this year for First Capital,” said Mr. Singal.

"We believe there are very positive indicators that the Sacramento housing market is moving in the right direction and that our partnership with Evergreen is very well timed," said Ron Cobb, President of First Capital.

About FCRETI

First Capital Real Estate Trust Incorporated, is a public non-traded REIT based in New York City and founded in 2012. FCRETI, the Dual Strategy REIT, executes a dual investment strategy which seeks to generate both stable cash distributions and growth through the acquisition of stabilized, cash flowing real estate as well as value added and opportunistic assets. FCRETI’s portfolio consists of various assets including land development, multifamily development, a gas station, hotels, medical offices, transitional housing, and business offices.

About Evergreen

Evergreen Communities and affiliated family of companies (La Jolla Pacific Investments, LLC and Granite Peak Development, LLC) design, develop and build residential communities throughout California. We develop communities that incorporate cost effective, energy conscious designs that are innovative, functional and affordable. Each community is thoughtfully planned to maximize energy efficiencies and minimize environmental impacts. Our homes are built to a high standard of craftsmanship and provide an outstanding value to our customers. Our team is committed to utilizing the latest technologies and environmentally friendly features to develop communities that Californians will be proud to call home.